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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported) August 11, 2006
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                           National Quality Care, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

                 0-19031                                  84-1215959
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        (Commission File Number)               (IRS Employer Identification No.)

     9033 Wilshire Blvd., Suite 501
        Beverly Hills, California                           90211
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(Address of Principal Executive Offices)                 (Zip Code)

                                 (310) 550-6242
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01         ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

         On August 10, 2006, we entered into a an Irrevocable Option Agreement with Consolidated National, LLC, a California limited liability company (CNL), pursuant to which we have agreed to enter into the following agreements with a shell company that is reporting under the Securities Exchange Act of 1934, as amended, if CNL obtains a controlling interest in such a company and it executes the agreements within 30 days. The following is a summary of the principal terms of these agreements:

LICENSE AGREEMENT

         We have agreed to enter into a License Agreement granting an exclusive license to all technology relating to our Wearable Artificial Kidney and other medical devices, with no geographic restrictions, that will last for a period of ninety-nine years or until the expiration of our proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, we will receive a minimum annual royalty of $250,000, or 7% of gross sales less research, development and indirect costs attributable to the technology, if higher. Also, designated costs related to the continuing development of the technology will be covered.

MERGER AGREEMENT

         We have agreed to enter into a Merger Agreement which contemplates that either (i) we will enter into a triangular merger in which we will become a wholly-owned subsidiary of the shell company, or (ii) the shell company will issue us shares of its common stock in consideration of the assignment of the technology relating to our Wearable Artificial Kidney and other medical devices. In the event of the completion of the merger reorganization, all outstanding shares of our common stock (other than any dissenting shares) would automatically be converted into and become validly issued, fully paid and non-assessable shares of common stock of the shell company, such that all holders of all our shares of common stock would collectively receive an aggregate of 48% of all shares of common stock outstanding as of the date of execution of the Merger Agreement, adjusted for any stock splits or dividends prior to the closing. All of our outstanding warrants and options to purchase shares of our common will be converted in accordance with the same ratio. We anticipate that the merger reorganization generally would be tax free to our stockholders, except with respect to any cash received as a result of exercising any dissenters' rights.

         In the event of the closing of the merger, we will enter into an Asset Assignment and Debt Payment Agreement, pursuant to which our wholly-owned subsidiary, Los Angeles Community Dialysis, Inc. (LACD) will assume all of our and LACD's accounts payable and accounts receivable and arrange for the payment of our obligations to our creditors.

         The shell company will file a registration statement to cover the shares of its common stock to be issued to our stockholders in connection with the closing of the merger. Either party may terminate the merger reorganization in accordance with the provisions of the agreement. The shell company will not have any obligation to issue or deliver any of its shares after December 31, 2006, unless the parties mutually agree to extend such date.

         If the merger is terminated , we will transfer all of our technology relating to our Wearable Artificial Kidney and other medical devices to the shell company, which will deliver to us validly issued, fully paid and non-assessable shares of its common stock in the amount provided above, or if we are not responsible for the termination, by reason of a material breach of the Merger Agreement, a 30% stock premium.

         Subject to acceptance of the option and satisfaction of conditions prior to closing, our directors, who beneficially own approximately two thirds of our issued and outstanding shares of common stock, have agreed to vote their shares in favor of the merger reorganization.

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ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements of Business Acquired. Not Applicable.
         (b)   Pro Forma Financial Information. Not Applicable.
         (c)   Exhibits.


99.1 Press Release, dated as of August 11, 2006, announcing the entering into the Irrevocable Option Agreement





                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 11, 2006

                                          NATIONAL QUALITY CARE, INC.


                                          By:    /s/ Robert M. Snukal
                                                 ------------------------------
                                                 Robert M. Snukal
                                                   President and Chief Executive
                                                   Officer




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                                  EXHIBIT INDEX
Exhibit No.       Description
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99.1              Press Release, dated as of August 11, 2006, announcing the entering into the Irrevocable Option Agreement.








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